                                                                  EXECUTION COPY

                          PROMOTIONAL AGENT AGREEMENT



          This PROMOTIONAL AGENT AGREEMENT ("Agreement") is made as of October 1, 1997 by and among CypressTree Funds Distributors, Inc. ("CFD"), a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), Wood Logan Associates, Inc. ("WLA"), also registered as a broker-dealer under the 1934 Act and a member of the NASD, and North American Security Life Insurance Company ("NASLIC"). Both NASLIC and WLA are wholly-owned subsidiaries of NAWL Holding Company, Inc., a subsidiary of The Manufacturers Life Insurance Company.

          WHEREAS, CFD has entered into an agreement (the "Distribution Agreement") with North American Funds ("NAF"), an open-end, diversified, management investment company organized as a business trust under the laws of The Commonwealth of Massachusetts, whereby CFD has been appointed the principal underwriter of the shares of the Funds (as defined below);

          WHEREAS, pursuant to the Distribution Agreement, CFD is authorized to enter into selling agreements with brokers and dealers for the distribution of shares of the Funds;

          WHEREAS, CFD wishes to retain WLA as a Promotional Agent to assist CFD in renewing and entering into selling agreements with brokers and dealers for the distribution of shares of the Funds and in promoting the sale thereof through such brokers and dealers;

          WHEREAS, WLA is willing to serve as a Promotional Agent;

          WHEREAS, WLA desires NASLIC to be a party to this Agreement;

          NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.        Definitions
          -----------

          As used in this Agreement, the following terms shall have the meanings set forth below:

          Broker-Dealers - brokerage firms that have entered into Selling
          --------------
Agreements to distribute NAF Products to retail customers.

    Closing Date - as defined in the Definitive Purchase and Sale Agreement.
    ------------

    Commission - the U.S. Securities and Exchange Commission.
    ----------

    Definitive Purchase and Sale Agreement - the Asset Purchase Agreement
    --------------------------------------
    between CypressTree Investments, Inc. ("CII"), CypressTree Asset Management Corporation, Inc., CFD, NASLIC and NASL Financial Services, Inc. ("NASL"), predecessor to Manufacturers Securities Services, LLC ("MSSLLC"), dated July 29, 1997.

    Effective Date - The day and year of this Agreement as first above written.
    --------------

    Funds - all series of NAF now publicly offered.
    -----

    NAF Products  - the shares of classes A, B and C of each Fund.
    ------------

    Selling Agreements - contracts among Broker-Dealers and CFD providing for
    ------------------
    the distribution of the NAF Products.

2.  Representations of WLA
    ----------------------

    a.  Registration as a Broker-Dealer. WLA is duly registered under the 1934
        -------------------------------
        Act as a broker-dealer with the Commission and is in compliance in all material respects with the 1934 Act and the rules and regulations thereunder, including, but not limited to, the net capital requirements thereof. WLA is a member in good standing of the NASD and is in compliance in all material respects with all applicable rules and regulations of the NASD, including without limitation the NASD's rules of conduct (the "Conduct Rules"). WLA is duly registered as a broker-dealer having a limited license for mutual funds under, and is in compliance in all material respects with, the applicable laws of the state of Connecticut and the rules and regulations thereunder. WLA is not required to be registered, and, except as set forth in the foregoing sentence, is not registered, as a broker or dealer under the "Blue Sky" laws of any other state.

    b.  Litigation.  Except as set forth on Schedule A attached hereto, there
        ----------                          ----------
        is no action, suit, or proceeding to which WLA is a party pending or, to the knowledge of WLA, threatened, that would be reasonably likely to result in any material adverse change in or interfere with the operation of its business, or that questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement nor, to the knowledge of WLA, is there any basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against WLA affecting the services to be performed by it pursuant to this Agreement under any federal, state or local law.

     c.  Legal and Other Compliance.  WLA is in compliance with all applicable
         --------------------------
         laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and the NASD, the violation of which, either singularly or in the aggregate, could have a material adverse effect on its business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

3.   Representations of CFD
     ----------------------

     a.  Registration as a Broker-Dealer  CFD is duly registered under the
         -------------------------------
         1934 Act as a broker-dealer with the Commission and is in compliance in all material respects with the 1934 Act and the rules and regulations thereunder, including, but not limited to, the net capital requirements thereof. CFD is a member in good standing of the NASD and is in compliance in all material respects with all applicable rules and regulations of the NASD, including without limitation the Conduct Rules. CFD is duly registered as a broker-dealer under, and is in compliance in all material respects with, the applicable laws of the states listed on Schedule C hereto and the rules and regulations thereunder. CFD is not required to be registered, and, except as set forth in the foregoing sentence, is not registered, as a broker or dealer under the "Blue Sky" laws of any state.

     b.  Litigation. There is no action, suit, or proceeding to which CFD is a
         ----------
         party pending or, to the knowledge of CFD, threatened, that would be reasonably likely to result in any material adverse change in or interfere with the operation of its business, or that questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement nor, to the knowledge of CFD, is there any basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against CFD affecting the services to be performed by it pursuant to this Agreement under any federal, state or local law.

     c.  Legal and Other Compliance. CFD is in compliance with all applicable
         --------------------------
         laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and the NASD, the violation of which, either singularly or in the aggregate, could have a material adverse effect on its business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

4.   Appointment of WLA as Promotional Agent
     ---------------------------------------

     CFD hereby appoints WLA as Promotional Agent to promote the sales of the NAF Products through Broker-Dealers, and WLA accepts such appointment subject to the terms and conditions set forth herein.

5.   Exclusivity
     -----------

     a. During the term of this Agreement, WLA will have the exclusive right to distribute the NAF Products to Broker-Dealers in the United States.

     b. During the term of this Agreement, WLA shall not distribute any mutual funds other than the NAF Products in the United States. This restriction will not apply to WLA's distribution of any products involving in any way life insurance or annuity features.

     c. If, after this Agreement has terminated, WLA distributes in the United States any mutual fund other than the Funds, then for a period of one year from the date this Agreement is terminated or, if earlier, the date on which Cypress Holding Company, Inc. sells its entire interest in CypressTree Investments, Inc., NASLIC and its affiliates (including but not limited to WLA) will use reasonable efforts not to directly encourage in a targeted manner (a) the rollover of funds invested in NAF to such alternative mutual funds, or (b) the termination of Selling Agreements.

6.   Duties of WLA
     -------------

     As Promotional Agent, WLA shall use reasonable efforts to promote the sale of the NAF Products through Broker-Dealers, and in furtherance thereof WLA shall to the extent it deems appropriate and at its own expense:

     a. Secure duly qualified Broker-Dealers to enter into Selling Agreements with CFD for the distribution of the NAF Products; provided, however, that CFD may refuse to enter into a Selling Agreement with a Broker-Dealer selected by WLA if such Broker-Dealer is deemed by CFD to be unsuitable for any reason;

     b. Assist the Broker-Dealers who have entered into Selling Agreements in obtaining for their registered representatives all necessary licenses, registrations and appointments required by applicable regulatory authorities so as to enable such registered representatives to sell the NAF Products;

     c. Arrange on a periodic basis and preside over educational meetings with Broker-Dealers who have entered into Selling Agreements to familiarize their registered representatives with the provisions and features of the NAF Products;

     d. Hold seminars and carry on other marketing activities to promote the NAF Products to Broker-Dealers who have entered into Selling Agreements; provided however, that all such seminars and marketing activities shall be approved by CFD;

     e. Include the NAF Products in all WLA marketing activities, including "due diligence" meetings, special selling programs, marking programs, telemarketing programs, and the Grand Prix Educational Conference;

     f. Provide technical assistance at the time of sale of the NAF Products to Broker-Dealers who have entered into Selling Agreements;

     g. Provide assistance to Broker-Dealers who have entered into Selling Agreements in the ongoing servicing of the NAF Products;

     h. Provide assistance to CII and its affiliates in the design, preparation, and distribution of sales and promotional materials related to the NAF Products;

     i. Assist CFD in resolving any disputes between CFD and Broker-Dealers which have been recruited by WLA, provided, however, that WLA shall not have the right to settle any disputes on behalf of CFD without first obtaining CFD's written approval of such settlement; and

     j. Furnish CFD, on a monthly basis, with the information relating to NAF Products contained in the call reports generated by WLA's sales force related to the activities described in this Agreement.

7.   Duties of CFD
     -------------

     CFD shall to the extent it deems appropriate and at its own expense:

     a. Manage, design, prepare, coordinate and print all marketing materials for the NAF Products;

     b.  Ship and post marketing and collateral materials for the NAF Products;

     c. Provide marketing support professionals to participate in educational and marketing functions organized by WLA related to the NAF Products, as reasonably agreed upon by WLA and CFD;

     d. Design and produce premiums and incentive items related to the NAF Products; and

     e. File with the NASD, as required, all marketing materials related to the NAF Products prepared by CFD.

8.   Compensation of WLA
     -------------------

     a. In consideration for providing the services it is required to provide under this Agreement, CFD shall pay WLA the compensation detailed in Schedule B attached hereto and as amended from time to time pursuant to
         ----------
         Section 18 of this Agreement. Such compensation shall constitute the only compensation to WLA for all the services that it performs and all the expenses that it incurs in connection with this Agreement.

     b.  The sales targets, fees, and financial support detailed in Schedule B
                                                                    ----------
         shall be effective for the first year of this Agreement. The parties shall negotiate in good faith to establish new sales targets, fees, and financial support for the second and any subsequent year of the Agreement before the commencement of such year. If the parties are unable to agree on new sales targets, fees, and financial support, the original sales targets, base fees, and financial support shall apply in subsequent years.

     c. For avoidance of doubt, neither CFD nor any affiliate of CFD shall be responsible for any compensation, including without limitation trail commissions, owing or that may be owed to WLA by NASL or MSSLLC under that certain promotional agent agreement dated as of April 13, 1995, or any other agreement between WLA, NASL, MSSLLC or any of their respective affiliates.

9.   Covenants of WLA
     ----------------

     a. WLA shall not sell the NAF Products directly to, or solicit applications for the NAF Products directly from, retail customers or prospective retail customers.

     b. WLA will not use any marketing materials other than those that have been furnished to it by CFD.

     c. Neither WLA nor its representatives, employees and affiliates are authorized to give any information or make any representations concerning the NAF Products other than those contained in any registration statement or any related prospectus or statement of additional information filed with the Commission relating thereto or in marketing materials furnished to WLA by CFD.

     d. WLA will keep confidential the names and addresses of all customers and prospective customers of CFD and of its affiliates. Without the prior written consent of CFD, neither WLA nor its affiliates shall use such customer information for any purpose other than the services to be provided under this Agreement; provided, however, that WLA and its affiliates may use such information if the customers are or become customers for other products sold by WLA.

10.  Records
     -------

     WLA and CFD agree to keep all records that they are required to keep for the NAF Products by applicable federal and state law and acceptable business practices and to assist one another in the accurate and timely preparation of such records, and to provide access to such records during normal business hours and upon five (5) business days written notice, to the other party and its representatives.

11.  Indemnification
     ---------------

     a. CFD agrees to indemnify and hold harmless WLA, NASLIC, their affiliates and each of their respective officers, directors and employees against any and all losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act or other federal or state statutory law or regulation, the rules and regulations of the NASD, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in any registration statement for the NAF Products filed pursuant to the 1933 Act or any prospectus or statement of additional information included as a part thereof, as from time to time amended and supplemented, or any marketing materials furnished to WLA, NASLIC or their affiliates by CFD, (ii) any oral or written misrepresentations by CFD or their officers, directors, employees or agents unless the misrepresentation is based upon information furnished to CFD or its officers, directors, employees or agents by WLA, NASLIC, their affiliates or any of their respective officers, directors, employees or agents, or (iii) the failure of CFD or their officers, directors, employees or agents to comply with any applicable provisions of this Agreement.

     b. WLA and NASLIC jointly agree to indemnify and hold harmless CFD, its affiliates, and their respective officers, directors and employees against any and all losses, claims, damages or liabilities to which it may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, the rules and regulations of the NASD, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any oral or written misrepresentation by WLA, NASLIC, their affiliates or any of their officers, directors, employees or agents unless such misrepresentation is contained in any registration statement for the NAF Products, any prospectus or statement of additional information included as a part thereof, as from time to time amended and supplemented, or any marketing material furnished to WLA, NASLIC or their affiliates by CFD, or (ii) the failure of WLA, NASLIC, their affiliates or any of their respective officers, directors, employees or agents to comply with any applicable provisions of this Agreement.

12.  Term
     ----

     a. This Agreement shall remain in effect until terminated in accordance with Section 12(b).

     b.  This Agreement may be terminated by NASLIC or CFD:

         i. upon ten (10) days written notice upon a material breach by another party of any provision of this Agreement or any other agreement between CFD (or any affiliate of CFD) and NASLIC (or any affiliate of NASLIC) if such breach has not been remedied within ten (10) days after written notice of such breach to the party in breach of the applicable agreement;

         ii. upon six (6) months written notice, which can be given no earlier than:

             (1) eighteen (18) months after the Effective Date if the $1,000,000 referred to in Section 2.5 of the Definitive Purchase and Sale Agreement is paid within fifteen (15) days of the first twelve (12) month anniversary of the Closing Date; or

             (2) if the condition described in Section 12(b)(ii)(1) is not satisfied, at any time after the fifteenth day following the first twelve (12) month anniversary of the Closing Date; provided, however, that notice given under this Section 12(b)(ii)(2) shall be effective as if given twelve months after the Effective Date.

     c. This Agreement will terminate automatically if either CFD or WLA should cease to be a registered broker-dealer under the 1934 Act or a member of the

         NASD. Termination shall not affect the obligations of the parties under
         Section 5(c), Section 10, or Section 11.

13.  Compliance with Law
     -------------------

     All parties agree to observe and comply with all laws, rules and regulations applicable to the business contemplated by this Agreement. WLA and CFD agree to promptly notify each other of, and to cooperate fully in responding to, any regulatory investigation, inquiry or proceeding, judicial proceeding or customer complaint involving or affecting the NAF Products.

14.  Notices
     -------

     All notices or communications to a party shall be sent to the address set forth below or to such other address as a party may request by giving written notice to the others:

         CypressTree Funds Distributors, Inc.
         125 High Street, 14th Floor
         Boston, MA 02110
         Attention:  Mr. Joseph T. Grause, Jr.
         ---------
         Fax:  617-946-5680

         Wood Logan Associates, Inc.
         1455 East Putnam Avenue
         Old Greenwich, CT 06870
         Attention:  Mr. Scott Logan
         ---------
         Fax:  203-698-0655

         North American Security
           Life Insurance Company
         73 Tremont Street
         Boston, MA 02108
         Attention:  Mr. John D. DesPrez III
         ---------
         Fax:  617-854-8603

15.  Governing Law
     -------------

     This Agreement shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts.

16.  Waiver
     ------

     The failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

17.  Binding Effect
     --------------

     This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective successors and permitted assigns. This Agreement or any rights or obligations hereunder may not be assigned without the prior written consent of the other parties hereto.

18.  Amendment
     ---------

     This Agreement or any schedule annexed hereto may be amended only in writing signed by all the parties hereto.

19.  Counterparts
     ------------

     This Agreement may be signed by the parties in counterparts.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                               WOOD LOGAN ASSOCIATES, INC.


                               By:
                                  ------------------------------------
                               Name:
                               Title:



                               CYPRESSTREE FUNDS DISTRIBUTORS, INC.


                               By:
                                  ------------------------------------
                               Name:
                               Title:



                               NORTH AMERICAN SECURITY LIFE INSURANCE
                               COMPANY

                               By:
                                  ------------------------------------
                               Name:
                               Title:

                                   SCHEDULE A
                                   ----------

                                   Litigation

     WLA is currently a part-defendant in two separate actions brought by former employees, namely ROGER V. WOOD LOGAN ASSOCIATES, ET AL AND WELLS V. WOOD LOGAN ASSOCIATES, ET AL. Both cases have been removed from federal district court to arbitration before the National Association of Securities Dealers (NASD). While discovery into the merits of both cases as yet remains incomplete, it appears from the current known facts in each case that any finding adverse to WLA is unlikely to result in any material adverse change in or interfere with the operation of WLA's business. Neither case is reasonably likely to question the validity of this Agreement or any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.

                                   SCHEDULE B
                                   ----------

                     Statement of Expenses and Compensation

                           Effective October 1, 1997



     In consideration of WLA's services to CFD in promoting the distribution of shares of NAF pursuant to the foregoing Promotional Agent Agreement, CFD shall compensate WLA as follows:

1.   PROMOTIONAL AGENT FEES
     ----------------------

     A.  BASE FEE

         CFD will pay WLA a base fee of fifty (50) basis points on gross sales of shares of all classes of each Fund. This fee will be payable monthly, within thirty (30) days after the end of each month.

     B.  BONUS BASED ON GROSS SALES OF ALL CLASSES

         If gross sales of shares of all classes of each Fund exceed $180 million for the twelve (12) months following the Closing Date, CFD will pay WLA an additional fee, payable at the end of the thirteenth month following the Closing Date, of:

         (i) twenty-five (25) basis points on gross sales of shares of Classes A and B of each Fund, and

         (ii) fifteen (15) basis points on gross sales of shares of Class C of each Fund.

     C.  ADDITIONAL BONUS BASED ON GROSS SALES OF CLASS A SHARES

         If gross sales of shares of all classes of all Funds exceed $180 million for the twelve (12) months following the Closing Date, and gross sales of shares of Class A of all Funds exceed $75 million for the twelve (12) months following the Closing Date, CFD will pay WLA an additional fee, payable at the end of the thirteenth month following the Closing Date, of fifteen (15) basis points on gross sales of shares of Class A of such Funds.

     D.  ADDITIONAL BONUS BASED ON GROSS SALES OF CLASS B SHARES

         If gross sales of shares of all classes of all Funds exceed $180 million for the twelve (12) months following the Closing Date, and gross sales of shares of Class B of all Funds exceed $100 million for the twelve (12) months following the Closing Date, CFD will pay WLA an additional fee, payable at the end of the thirteenth month following the Closing Date, of fifteen (15) basis points on gross sales of shares of Class B of such Funds.

     E.  CERTAIN EXCLUSIONS

         No fees will be paid under 1(A) through 1(D) above in respect of (1) sales of shares of Class A of any Fund for which the front-end sales charge was waived, (2) sales of any class of shares of the Money Market Fund, (3) sales of shares that are tendered for redemption within seven business days of the date of the confirmation of the original purchase by the selling dealer and (4) sales representing exchanges between Funds.

2.   FINANCIAL SUPPORT RELATED TO OVERHEAD
     --------------------------------------

     For the period commencing on the Effective Date through and including the date which is twelve months after the Effective Date, CFD will pay WLA, in equal monthly installments, four hundred and fifty thousand dollars ($450,000) as an overhead contribution, which will cover participation in all seminars, marketing meetings, and programs (including but not limited to Charitable Remainder Trust Services) organized by WLA. For the avoidance of doubt, WLA shall not bear the expense of printing, shipping or posting marketing or collateral materials for the NAF Products.

                                   SCHEDULE C
                                   ----------


                                 List of States


Alabama
Arizona
California
Connecticut
Florida
Georgia
Idaho
Illinois
Iowa
Louisiana
Massachusetts
New Jersey
New York
North Carolina
North Dakota
Ohio
Pennsylvania
Rhode Island
South Dakota
Texas
Virginia
Washington
Wisconsin


                                      C-1